Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF DESIGNATION

OF

AMERITYRE CORPORATION

Pursuant to Sections 78.320 and 78.1955 of the Nevada Revised Statutes, Amerityre Corporation amends the Designation of Rights, Privileges, and Preferences (the “COD”) of the 2013 Series Convertible Preferred Stock as follows (the “Amendment”):

Amerityre Corporation., a Nevada corporation, hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) pursuant to the authority of the Board as required by Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Law”):

RESOLVED, that the Board has determined it to be advisable and in the best interests of the Company and its stockholders:

FIRST:  Section 3.06 shall be deleted in its entirety.

SECOND: To the extent the terms of the COD are inconsistent with the Amendment, the terms of the Amendment will supersede such inconsistent terms of the COD. In all other respects, the COD is ratified and confirmed.

THIRD: This Amendment is authorized by a written agreement between Amerityre Corporation and the sole holder of its outstanding 2013 Series Convertible Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 8th day of April, 2020.

Amerityre Corporation

By:	/s/ Michael Sullivan
Michael Sullivan, Chief Executive Officer